Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Hycroft Mining Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	(1)	(1)	$500,000,000	$0.0000927	$46,350.00
Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	(2)	(2)	(2)	$500,000,000	(2)	$54,550.00
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$500,000,000		$46,350.00
	Total Fees Previously Paid							$54,550.00
	Total Fee Offsets							-
	Net Fee Due							$0

(1)	Consists of up to $500,000,000 of Class A Common Stock, par value $0.0001 per share, of Hycroft Mining Holding Corporation (the “Company”) issuable pursuant to the At Market Issuance Sales Agreement, dated as of March 15, 2022, by and between the Company and B. Riley Securities, Inc.

(2)	Relates to the shelf registration statement on Form S-3 filed by the Company for the sale of up to $500,000,000 of the Company’s securities, which was declared effective by the Securities and Exchange Commission on July 13, 2021, pursuant to which the Company paid a registration fee of $54,550.00. Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act of 1933, as amended.